Exhibit 99.1

ATI Issues Lockout Notice to USW

Lack of Progress in Negotiations Pushes Company into Temporary Solution

PITTSBURGH--(BUSINESS WIRE)--August 14, 2015--Faced with a lack of progress in ongoing contract negotiations, Allegheny Technologies Incorporated (NYSE:ATI) issued today a lockout notice involving more than 2,000 workers at various facilities. The lockout takes effect Saturday, August 15, 2015. ATI will continue to operate the affected facilities and continue serving customer needs with ATI salaried and non-union employees and temporary professional staffing until a new contract can be finalized with the USW.

ATI began formal negotiations with the USW in May for contracts that expired June 30, 2015. No extensions are in place. The company presented its last, best and final offer to the USW on August 4 with a request that the union accept it by August 10. The USW negotiating committee has not accepted the company’s offer or allowed the ATI employees to vote on it. The company proposal includes $4,500 in lump-sum payments over the four-year agreement and continued incentive programs for ATI Flat Rolled Products employees, who averaged $94,000 in earnings in 2014. The proposal also included affordable solutions for continued family healthcare, at about half of the cost that the average American worker pays.

“While progress has been made during contract negotiations on some issues, significant differences remain in critical areas including: healthcare benefits for current employees, the structure of benefits for employees hired after June 30, 2015, and updates to subcontracting and scheduling rules,” said Bob Wetherbee, ATI Flat Rolled Products Executive Vice President.

“These differences have remained since formal negotiations began more than three months ago. ATI has made substantial good faith moves throughout the negotiations, with little movement on these issues by the USW.

“It is disappointing that the company has been placed in this position, but this step allows us to continue to meet customer demands while we continue our efforts to finalize a new contract with the USW. It is a temporary, but necessary, step to ensure that we continue to support our customers and help secure our future.

“Our last, best and final proposal puts a workable solution on the table, and the Union committee has taken no concrete or decisive action on this proposal, despite our request that they accept it by Monday, August 10, and take it to the membership for a vote. The union has given no specific time frame for a response to the company, nor have they committed to accept the offer, recommend it to their membership, or schedule a vote. In the meantime, our challenges continue to grow, and our operations become more unstable.

“We look forward to finalizing a fair, more competitive and responsible agreement with the USW and getting our employees back to work as soon as possible,” Bob Wetherbee continued.

ATI approved a $1.2 billion investment in new state-of-the-art facilities in Brackenridge, PA in 2008. Since then, foreign and domestic competitors have been flooding the global market with standard stainless steel. Chinese mills have doubled their output in recent years and now produce half of the world’s supply of standard stainless steel, one of ATI Flat Rolled Products’ main products. As a result, market prices have fallen more than 30 percent in recent years.

At the same time, ATI Flat Rolled Products’ wage and benefit costs continued to escalate. Employees under the recently expired contract average almost $70 per hour in total compensation, including base wages, incentive pay, paid time off, overtime, pension, healthcare, and other benefits. ATI’s last, best and final offer maintains current employee compensation levels and pension benefits for current employees and existing retirees and surviving spouses, while seeking reasonable solutions to better position the business for the future.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.3 billion for the twelve months ended June 30, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004